Exhibit 10.2

March 31, 2010

Mr. Michael E. Golden

President and Chief Executive Officer

Sun American Bancorp

9293 Glades Road

Boca Raton, FL 33434

Dear Mr. Golden;

Please accept this letter as my resignation as Chief Financial Officer, Treasurer and Corporate Secretary of Sun American Bancorp effective March 31, 2010.

I have enjoyed my time with the Company but have decided to pursue other interests at this time.

Sincerely,

Robert Nichols